TANDYCRAFTS, INC. CONTINUES TURNAROUND
                         REPORTS SIGNIFICANTLY IMPROVED
                             FIRST QUARTER EARNINGS


Fort Worth, Texas. October 22, 1996 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today significantly improved results for its fiscal first quarter ended September 30, 1996. Net income for the quarter was $797,000, or $0.07 per share compared to a net income of $9,000 for the same quarter of fiscal 1996.

Excluding those operations divested as part of the company's strategic restructuring program, net sales were basically flat when compared to the same quarter last year. Total retail sales for the quarter increased 1.3% while manufacturing sales from continuing operations decreased 2.8%. Although manufacturing sales were down, the company's backlog for orders, primarily in its Picture Frames and Framed Art division, was significantly higher when compared to the same period last year. Net sales were $57,770,000, a 7.3% decrease compared to the $62,349,000 reported for the comparable period last year.

In commenting on the company's performance, R. Earl Cox III, Chairman, stated "We are pleased with the company's progress. The results this quarter continue the turnaround since implementing a strategic restructuring plan nine months ago. The many changes that have taken place in the past nine months continue to show positive results. This is the third consecutive quarter with significantly improved earnings over the same quarter last year. Operating income for the first quarter increased 86.5% to $2,048,000. We are encouraged by these results, and are working to achieve the level of performance that we expect from various units. This is a year of transition. We firmly believe that the company is headed in the right direction and expect to continue this positive trend going forward in fiscal 1997."

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Picture Frames and Framed Art and Tandy Wholesale International ("TWI"). Information disclosed in this news release which are forward-looking statements involve risks with uncertainties including, but not limited to, the performance of each operating unit, relationships with certain key customers, commodity price fluctuations, interest rate fluctuations, recessionary factors, seasonality, and other risks indicated in filings with the Securities and Exchange Commission such as Tandycrafts' most recent Form 10-Q and 10-K.


                                (Table to follow)




                                           Three Months Ended
                                      ----------------------------
                                      September 30,   September 30,
                                          1996            1995
                                      ------------    ------------


Net sales                             $     57,770    $     62,349
                                      ------------    ------------

Operating costs and expenses:
 Cost of goods sold                         35,688          38,813
 Selling, general and administrative        18,662          20,913
 Restructuring charge
 Depreciation and amortization               1,372           1,525
                                      ------------    ------------
   Total operating costs and expenses       55,722          61,251
                                      ------------    ------------

Operating income                             2,048           1,098
Interest expense, net                          822           1,085
                                      ------------    ------------

Income before income taxes                   1,226              13
Provision for income taxes                     429               4
                                      ------------    ------------

   Net income                         $        797    $          9
                                      ============    ============

Net income per share                         $0.07           $0.00
                                             =====           =====

Weighted average common and
 common equivalent shares                   12,198          11,769
                                            ======          ======



                                                                             Cargo
                                                   Joshua's     Sav-On     Furniture
                                  Tandy Leather   Christian     Office         &
                                     Retail       Bookstores   Supplies     Accents
                                  -------------   ----------   --------   ----------

Number of stores                       172             72           36          39
Net sales                            9,558          5,828        9,455       5,126
Operating income / (loss)             (331)          (746)         562         122
Same store sales gains / (losses)    (6.2)%         (19.7)%       28.3%      (15.9)%


                                      # # #